EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS
May 14, 2008	OTCBB: INMG

Integrated Management Information (IMI Global) Reports

First Quarter 2008 Financial Results

Selected Highlights:

•                  First quarter revenue up 54% to $725,200 from $471,300

•                  Highest revenue quarter in Company’s history

•                  USVerified™ and network revenue up 52% and 33%, respectively, year over year

•                  S,G&A expense declines 24% over same quarter last year

•                  Net loss reduced by 79% year over year

CASTLE ROCK, Colo. – Integrated Management Information, Inc. (IMI Global) (OTCBB: INMG), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced continued strong revenue growth and a sharply reduced net loss for its first quarter ended March 31, 2008.

“We continued to focus on enhancing and expanding our USVerified solutions and network businesses while carefully managing our cost structure and moving steadily toward our objective of sustainable profitability,” said John Saunders, president and CEO.  “We’re particularly pleased with prospects for our expanded solutions portfolio, including our e-learning solutions, which contributed significantly to revenue in the first quarter, as well as our Born and Raised in the USA® labeling program, which offers excellent potential in a high growth niche.”

Total revenue increased 54% in the first quarter to $725,200 from $471,300 in the first quarter last year.  On a sequential quarter basis, revenue increased 5% from $688,500 in the fourth quarter of 2007.   The Company achieved year-over-year growth in all revenue streams.  USVerified solutions, the Company’s third party verification programs, grew by 52% in the first quarter to $430,300 from $283,800 in the first quarter last year.  Revenue from the Company’s networks, including advertising and product sales from CattleNetwork.com and CattleStore.com, respectively, increased 33% to $249,700 in the first quarter from $187,500 in the same quarter last year.  The Company’s e-learning solutions, a separate revenue stream beginning in 2008, reported revenue of $45,200 in the first quarter.  E-learning solutions, primarily consisting of sales force and support staff training modules, are offered to existing customers for the Company’s USVerified and advertising offerings.

Gross profit increased 37% in the first quarter to $373,800 from $272,600 – a result of higher overall revenue.  As a percent of revenue, gross margin declined by six basis points due to an increase in the number of dedicated personnel required to support revenue growth and a larger customer base.

The Company continued to carefully monitor its expense base in the first quarter.  Selling, general and administrative expense decreased 24% to $422,600 from $557,900 in the same quarter last year.  The decline is primarily attributable to a reduction in contract services and lower professional fees.  In addition, the Company had an $18,000 reduction in stock-based compensation expense during the period.  Net loss in the first quarter was reduced by 79% to $60,600, or less than one cent per basic and diluted share, from a net loss of $290,700, or $0.02 per basic and diluted share, in the first quarter last year.  On a sequential quarter basis, net loss was down from $71,400 in the fourth quarter of 2007.  The improved bottom line enabled the Company to increase its line of credit to $125,000 during April 2008.

Conference Call

IMI Global will conduct a conference call and Webcast today at 9:30 a.m. Mountain Time (11:30 a.m. Eastern Time).  Dial 800-257-6566 for domestic toll free or 303-262-2191 for local and international.  Conference ID #11114112.  A telephone replay will be available through June 13, 2008, at 800-405-2236 or 303-590-3000, passcode 11114112#.

To access a live Webcast of the call, please visit IMI Global’s website at www.imiglobal.com and click the Webcast link. A replay of the Webcast will be available at that website through June 13, 2008.

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry.  Go to www.IMIGlobal.com for additional information.  IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer’s needs.  IMI operations include www.CattleNetwork.com, an online service offering market information and industry news to the cattle industry, and www.CattleStore.com, an online source for livestock supplies, such as animal identification, medical equipment and veterinarian supplies.  Additional IMI web sites include www.USVerified.com, www.AgNetwork.com and www.PetSupplyVerified.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions.  Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings.  Specifically, statements in this news release about growth, profitability, potential, leadership, the impact and efficacy of the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors.  In addition, financial results for the three and twelve-month periods are not necessarily indicative of future results.  Readers should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update its forward-looking statements to reflect new information or developments.  For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Integrated Management Information, Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended March 31,
	2008	2007

Revenues	$725,175	$471,315
Costs of revenue	351,415	198,715
Gross profit	373,760	272,600
Selling, general and administrative expenses	422,567	557,852
Loss from operations	(48,807)	(285,252)
Other expense (income):
Interest expense	12,888	7,123
Other income, net	(1,145)	(1,694)
Loss before income taxes	(60,550)	(290,681)
Income taxes	—	—
Net loss	$(60,550)	$(290,681)
Loss per share, basic and diluted	$(0.00)	$(0.02)
Weighted average shares outstanding, basic and diluted	19,993,088	19,051,061

Integrated Management Information, Inc.

Condensed Balance Sheets

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$25,199	$170,882
Accounts receivable, net	298,276	193,737
Inventories	20,031	18,759
Prepaid expenses and other current assets	35,293	43,495
Total current assets	378,799	426,873
Property and equipment, net	67,732	54,134
Goodwill	418,208	418,208
Intangible assets, net	24,336	28,395
Total assets	$889,075	$927,610

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$289,302	$259,103
Accrued expenses and other current liabilities	34,867	40,406
Deferred revenues	—	5,750
Short-term debt and current portion of notes payable	422,000	420,000
Total current liabilities	746,169	725,259
Notes payable and other long-term debt	300,000	300,000
Stockholders’ equity:
Preferred stock	—	—
Common stock	28,246	28,246
Additional paid-in capital	4,708,512	4,705,679
Treasury stock	(1,486,718)	(1,485,000)
Accumulated deficit	(3,407,124)	(3,346,574)
Total stockholders’ equity	(157,094)	(97,650)
Total liabilities and stockholders’ deficit	$889,075	$927,610